Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Announces First Quarter 2020 Results, Declares Second Quarter Dividend

ATLANTA — May 4, 2020 — CatchMark Timber Trust, Inc. (NYSE: CTT) today reported strong first quarter 2020 year-over-year results, including a substantial increase in total revenues, a large decrease in net loss, and a significant increase in Adjusted EBITDA. These results exceeded company expectations and were not materially affected by COVID-19 related impacts. The company also declared a cash dividend of $0.135 per share for its common stockholders of record on May 29, 2020, payable on June 15, 2020.

Brian M. Davis, CatchMark’s Chief Executive Officer, said: “We remain focused on owning prime timberlands in high-demand mill markets and managing our operations to generate predictable and stable cash flow throughout the business cycle. To date, our operations in the field have not been materially impacted by the pandemic and we are working to ensure necessary social distancing for the safety of all our employees, customers, vendors and business associates. We also continue to maintain frequent communications and connectivity with our customers to work through their supply chain needs and stay flexible to meet changes in demand.”

First Quarter 2020 Results Highlights

CatchMark's first quarter 2020 operating results included:

•Increased revenues by 19% to $27.0 million, compared to $22.6 million in first quarter 2019.
•Decreased net loss to $4.2 million, compared to $30.4 million in first quarter 2019, primarily due to a $27.5 million decrease in losses allocated from the Triple T joint venture.
•Increased Adjusted EBITDA by 27% to $12.9 million, compared to $10.2 million in first quarter 2019.
•Increased timber sales revenue by 10% to $18.2 million, net timber revenues by 18% to $10.9 million and Harvest EBITDA by 19% to $8.6 million compared to first quarter 2019. These gains were driven by higher harvest volumes.
•Increased harvest volume in the U.S. South by 18% to 569,940 tons, driven by opportunistic stumpage sales.
•Increased Pacific Northwest harvest volume to 25,000 tons from 4,800 tons in first quarter 2019.
•Generated $3.0 million in asset management fee revenues from the Triple T and Dawsonville Bluffs joint ventures, including an incentive-based promote for Dawsonville Bluffs for exceeding investment return hurdles.
•Sold 3,000 acres of timberlands for $4.8 million, compared to 900 acres for $2.1 million in first quarter 2019. The lower year-over-year, per-acre sales price resulted from lower average

Exhibit 99.1
merchantable inventory stocking levels — 15 tons per acre compared to CatchMark’s portfolio average of 42 tons per acre — as well as from CatchMark retaining through timber reservations 0.1 million tons of merchantable inventory with a 49% sawtimber mix.
•Completed a $21.3 million large disposition of 14,400 acres, recognizing a gain of $1.3 million and paying down debt by $20.9 million with the net proceeds.
•Paid a dividend of $0.135 per share to stockholders of record on March 16, 2020.

Operations

CatchMark’s first quarter 2020 realized stumpage prices for pulpwood and sawtimber were 11% and 6%, respectively, lower than first quarter 2019, trending with 15% and 8% decreases in regional average pulpwood and sawtimber stumpage prices. Compared to TimberMart-South Southwide averages, CatchMark realized a 50% premium in pulpwood pricing, and 21% premium in sawtimber pricing.

CatchMark Chief Resources Officer Todd Reitz said: “We benefited from relative pricing premiums achieved in our high-demand mill markets and had anticipated overall lower year-over-year pricing due to a weather-related spike last year as well as ample first quarter inventories that mills had to work down. We were nimble in increasing stumpage sales to take advantage of demand opportunities and we have the flexibility to fall back on our delivered wood sales and fiber supply agreements, which provide a reliable source of demand from creditworthy counterparties.”

Joint Ventures and Asset Management Revenues

During the quarter, CatchMark recognized $3.0 million in asset management fees, primarily from the Triple T joint venture and included a $0.1 million incentive-based promote from Dawsonville Bluffs for exceeding investment return hurdles. CatchMark additionally received $0.4 million in cash distributions from Dawsonville Bluffs, which had a mitigation bank with a book basis of $2.6 million remaining in its portfolio, as of March 31, 2020. Since inception in April 2017 through the end of the first quarter, CatchMark had received $13.7 million in cash distributions from its $10.5 million investment in the joint venture. Triple T continued to meet its operating targets during the quarter.

Capital Position and Share Repurchases

CatchMark continued executing its deleveraging strategy to reduce net debt, including using net proceeds of $20.9 million from the large disposition of Georgia timberlands, completed in January, to pay down outstanding debt on its multi-draw term facility. As of March 31, 2020, CatchMark had a cash balance of $10.4 million and access to $205.9 million of additional borrowing capacity under its credit agreement. CatchMark's borrowing capacity consisted of $170.9 million under the multi-draw term facility and $35.0 million under the revolving credit facility.

Ursula Godoy-Arbelaez, CatchMark’s Chief Financial Officer, said: “After our deleveraging initiatives and other balance sheet strengthening in 2018 and 2019, we believe CatchMark is well positioned to weather the current economic turmoil. Early in 2020 we partnered with our lenders to amend our credit facility. This transaction closed last week, resulting in an increase in working capital liquidity of $25 million or 250%. We also reduced commitments under our multi-draw term facility used for acquisitions from $200 million to $150

Exhibit 99.1
million, which lowered unused commitment fees while still providing ample investment liquidity for future growth.”

CatchMark repurchased 296,071 shares for $1.9 million during first quarter 2020 under the company’s share repurchase program. The program had $13.8 million remaining for future repurchases at quarter end.

Results for Three Months ended March 31, 2020

Revenues for the three months ended March 31, 2020 were $27.0 million, $4.4 million higher than the three months ended March 31, 2019 as a result of a $2.7 million increase in timberland sales revenue and a $1.6 million increase in timber sales revenue. Timber sales revenue increased by 10% primarily as a result of a $1.4 million increase in timber sales revenue from the Pacific Northwest, which was driven by a fourfold harvest volume increase.

	Three Months Ended March 31, 2019	Changes attributable to:		Three Months Ended March 31, 2020
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$8,732	$(613)	$(306)	$7,813
Sawtimber (2)	7,819	(487)	3,021	10,353
	$16,551	$(1,100)	$2,715	$18,166
(1)) Timber sales are presented on a gross basis.
(2) Includes chip-n-saw and sawtimber.
(3) Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Net loss decreased by $26.1 million to $4.2 million for the three months ended March 31, 2020 from $30.4 million for the three months ended March 31, 2019 primarily due to a $27.5 million decrease in losses allocated from the Triple T joint venture, a $4.4 million increase in total revenues, a $1.3 million gain recognized on large dispositions, and a $0.7 million decrease in interest expense, offset by a $7.4 million increase in total expenses, which mainly consisted of a $3.9 million increase in general and administrative expenses, $1.9 million higher cost of timberland sales and $1.7 million higher depletion expense. General and administrative expenses increased primarily as a result of recognizing post-employment benefits of $3.5 million related to the retirement of our former CEO in January 2020.

Impact of COVID-19 and Updated Guidance

Recognizing considerable ongoing economic uncertainty associated with the global pandemic, CatchMark also reported on its potential near-term effects on operations, financial results, and liquidity.

•The company’s delivered wood sales model and fiber supply agreements enable meeting pulpwood volume targets with customers in its high-demand mill markets in the U.S. South.
•The demand for pulpwood, which normally comprises 50% to 60% of our harvest volumes, has remained strong and fits with CatchMark’s plan to execute on seasonal thinning priorities.
•After a significant decline in sawlog demand early in April, mill customers in CatchMark markets have begun to recover, filling new orders based on supply chain demand.

Exhibit 99.1
•The company has closed $1.0 million in timberlands sales to date during the second quarter and anticipates completing additional transactions during the quarter as its land sales pipeline remains active for the remainder of the year.
•Recent agreements to amend company debt covenants increased working capital liquidity under its revolving credit facility by $25 million and the company does not have near-term exposure to refinancing or maturity risk.

Chief Executive Officer Davis said: “Since we are not a manufacturer, we are not subject to the sharp drop in lumber prices and volatility associated with those operations. And the work we did over the past 18 months to strengthen our balance sheet and improve liquidity helps keep us on a sound financial footing. In the meantime, our trees are still growing in the forest. We have had to defer some sawtimber sales, but we have not lost revenues, which can be generated through future harvests as markets continue to recover.”

As a result of the pandemic-driven economic downturn and assuming a moderate economic rebound over the remainder of the year, CatchMark projects updated guidance for full-year 2020: A GAAP net loss of between $10.2 million and $12.2 million; Adjusted EBITDA between $43 million and $50 million; harvest volumes between 2.2 million and 2.4 million tons, a reduction of less than 10% due to lower expected sawtimber volumes; and timberland sales of $13 million to $15 million. Original full-year 2020 guidance has not changed for: pulpwood volumes; harvest volumes derived from the U.S. South region, which remain at approximately 95%; sawtimber mix, which remains at approximately 40% in the U.S. South and approximately 80% in the Pacific Northwest; and asset management fee revenue, which remains between $11 million and $12 million.

Davis said: “Despite COVID-19’s toll on the overall economy, we expect to continue to meet our goal of delivering an attractive dividend fully covered by cash flow from operations and, if needed, cash on hand.”

Adjusted EBITDA

The discussion below is intended to enhance the reader's understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income (losses) from unconsolidated joint ventures based on hypothetical liquidation book value, or HLBV, and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors' understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash flow from operations, or other financial

Exhibit 99.1
statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;
•Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;
•Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses;
•Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which we use the HLBV method of accounting to determine our equity in earnings; and
•Adjusted EBITDA does not reflect the cash requirements necessary to fund post-employment benefits or transaction costs related to acquisitions, investments, joint ventures or new business initiatives, which may be substantial.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.

For the three months ended March 31, 2020, Adjusted EBITDA was $12.9 million, a $2.7 million increase from the three months ended March 31, 2019, primarily due to a $2.6 million increase in net timberland sales, a $1.7 million increase in net timber sales, offset by a $0.7 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture, a $0.3 million increase in general and administrative expense, and a $0.2 million increase in other operating expenses.

Reconciliation of net loss to Adjusted EBITDA for the three months ended March 31, 2020 and 2019 follows:

Exhibit 99.1

`			Three Months Ended March 31,
(in thousands)	Updated 2020 Guidance	Original 2020 Guidance	2020	2019
Net loss	$(10,200) - (12,200)	$(8,500) – (14,500)	$(4,249)	$(30,395)
Add:
Depletion	26,000 – 29,000	30,000 – 33,000	6,941	5,268
Interest expense (1)	15,000	16,000	3,250	4,372
Amortization (1)	—	—	758	458
Depletion, amortization, basis of timberland, mitigation credits sold included in loss from unconsolidated joint venture (2)	—	—	—	395
Basis of timberland sold, lease terminations and other (3)	9,000 – 11,000	11,000	3,276	1,807
Stock-based compensation expense	4,000	3,000	1,872	659
Gain on large dispositions (4)	(1,300)	(500) – (1,500)	(1,279)	—
HLBV loss from unconsolidated joint venture (5)	—	—	—	27,488
Post-employment benefits (6)	2,286	3,000	2,286	—
Other (7)	214	—	34	110
Adjusted EBITDA	$43,000 - $50,000	$48,000 - $56,000	$12,889	$10,162
(1)For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of operating lease assets and liabilities, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations. Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.
(2)Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs Joint Venture.
(3)Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.
(4)Large dispositions are sales of blocks of timberland properties in one or several transactions with the objective to generate proceeds to fund capital allocation priorities. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land’s timber production value. Such dispositions are infrequent in nature, are not part of core operations, and would cause material variances in comparative results if not reported separately.
(5)Reflects HLBV (income) losses from the Triple T Joint Venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date.
(6)Reflects one-time, non-recurring post-employment benefits associated with the retirement of our former CEO, including severance pay, payroll taxes, professional fees, and accrued dividend equivalents.
(7)Includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

Conference Call

The company will host a conference call and live webcast at 10 a.m. ET on Tuesday, May 5, 2020 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark

CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets.

Exhibit 99.1
Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of March 31, 2020

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this press release include, but are not limited to, statements about our expectations regarding the impact of the COVID-19 pandemic on our operations, financial results and liquidity, as well as the markets in which we operate and the demand for our timber, our expectations regarding future dividend payments and dividend coverage, our delivered wood sales and supply agreements providing a reliable source of demand from creditworthy counterparties, our ability to generate revenues in the future that were delayed by deferred sales, our expectations regarding our harvest volumes and mix for the remainder of 2020, and our updated 2020 financial guidance. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to, that (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located, including as a result of the COVID-19 pandemic and the measures taken as a response thereto; (iii) a downturn in the real estate market, including decreases in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able sell large dispositions of timberland in capital recycling transactions at prices that are attractive to us or at all; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; (xii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xiii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

###
Contacts
Investors:   Media:
Ursula Godoy-Arbelaez   Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794   (203) 268-0158
info@catchmark.com   marybeth@millerryanllc.com

Exhibit 99.1
CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Timber sales	$18,166	$16,551
Timberland sales	4,779	2,090
Asset management fees	2,975	2,842
Other revenues	1,052	1,090
	26,972	22,573

Contract logging and hauling costs	7,277	7,356
Depletion	6,941	5,268
Cost of timberland sales	3,422	1,560
Forestry management expenses	1,834	1,734
General and administrative expenses	7,267	3,363
Land rent expense	124	142
Other operating expenses	1,636	1,644
	28,501	21,067

Other income (expense):
Interest income	46	30
Interest expense	(3,957)	(4,622)
Gain on large dispositions	1,279	—
	(2,632)	(4,592)

Loss before unconsolidated joint ventures	(4,161)	(3,086)

Income (loss) from unconsolidated joint ventures:
Triple T	—	(27,488)
Dawsonville Bluffs	(88)	179
	(88)	(27,309)

Net loss	$(4,249)	$(30,395)

Weighted-average shares outstanding - basic and diluted	48,989	49,063

Net loss per-share - basic and diluted	$(0.09)	$(0.62)

Exhibit 99.1
CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) March 31, 2019	December 31, 2019
Assets:
Cash and cash equivalents	$10,412	$11,487
Accounts receivable	5,374	7,998
Prepaid expenses and other assets	6,162	5,459
Operating lease right-of-use asset	3,049	3,120
Deferred financing costs	228	246
Timber assets:
Timber and timberlands, net	606,461	633,581
Intangible lease assets, less accumulated amortization of $949 and $948 as of March 31, 2020 and December 31, 2019, respectively	8	9
Investment in unconsolidated joint ventures	1,478	1,965
Total assets	$633,172	$663,865

Liabilities:
Accounts payable and accrued expenses	$6,739	$3,580
Operating lease liability	3,181	3,242
Other liabilities	34,745	10,853
Notes payable and lines of credit, less net deferred financing costs	432,326	452,987
Total liabilities	476,991	470,662

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 48,747 and 49,008 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	487	490
Additional paid-in capital	726,939	729,274
Accumulated deficit and distributions	(539,660)	(528,847)
Accumulated other comprehensive loss	(32,754)	(8,276)
Total stockholders’ equity	155,012	192,641
Noncontrolling interests	1,169	562
Total equity	156,181	193,203
Total liabilities and equity	$633,172	$663,865

Exhibit 99.1
CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(4,249)	$(30,395)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,941	5,268
Basis of timberland sold, lease terminations and other	3,276	1,807
Stock-based compensation expense	1,872	659
Noncash interest expense	707	250
Other amortization	51	208
Gain on large dispositions	(1,279)	—
Loss from unconsolidated joint ventures	88	27,309
Operating distributions from unconsolidated joint ventures	—	179
Interest paid under swaps with other-than-insignificant financing element	340	—
Changes in assets and liabilities:
Accounts receivable	1,619	1,363
Prepaid expenses and other assets	359	513
Accounts payable and accrued expenses	2,576	(1,109)
Other liabilities	(1,042)	(805)
Net cash provided by operating activities	11,259	5,247

Cash Flows from Investing Activities:
Capital expenditures (excluding timberland acquisitions)	(2,712)	(1,259)
Distributions from unconsolidated joint ventures	400	796
Net proceeds from large dispositions	20,863	—
Net cash provided by (used in) investing activities	18,551	(463)

Cash Flows from Financing Activities:
Repayments of note payable	(20,850)	—
Financing costs paid	(30)	(31)
Interest paid under swaps with other-than-insignificant financing element	(340)	—
Dividends/distributions paid	(6,648)	(6,578)
Repurchases of common shares	(2,052)	(1,004)
Repurchase of common shares for minimum tax withholding	(965)	(365)
Net cash used in financing activities	(30,885)	(7,978)
Net change in cash and cash equivalents	(1,075)	(3,194)
Cash and cash equivalents, beginning of period	11,487	5,614
Cash and cash equivalents, end of period	$10,412	$2,420

Exhibit 99.1
CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2020	2019
(in thousands, except for per-ton, per-acre amounts)	Q1	Q1
Consolidated
Timber Sales Volume (tons)
Pulpwood	324	294
Sawtimber (1)	271	193
Total	595	487

Harvest Mix
Pulpwood	54%	60%
Sawtimber (1)	46%	40%

Period-end Acres
Fee	393	432
Lease	22	27
Wholly-Owned Total	415	459
Joint Venture Interest (6)	1,092	1,100
Total	1,507	1,559

U.S. South
Timber Sales Volume (tons)
Pulpwood	320	294
Sawtimber (1)	250	188
Total	570	482

Harvest Mix
Pulpwood	56%	61%
Sawtimber (1)	44%	39%
Delivered % as of total volume	63%	79%
Stumpage % as of total volume (5)	37%	21%

Net Timber Sales Price ($ per ton) (2)
Pulpwood	$13	$15
Sawtimber (1)	$23	$24

Timberland Sales
Gross Sales	$4,779	$2,090
Acres Sold	3,000	900
% of fee acres	0.7%	0.2%
Price per acre (3)	$1,627	$2,236

Large Dispositions (4)
Gross Sales	$21,250	$—
Acres Sold	14,400	—
Price per acre (3)	$1,474	$—
Gain	$1,279	$—

Pacific Northwest
Timber Sales Volume (tons)
Pulpwood	4	—
Sawtimber (1)	21	5
Total	25	5

Harvest Mix
Pulpwood	18%	—%
Sawtimber	82%	100%
Delivered % as of total volume	84%	100%
Stumpage % as of total volume	16%	—%

Delivered Timber Sales Price ($ per ton) (2)
Pulpwood	$31	$40
Sawtimber	$91	$101

(1) Includes chip-n-saw and sawtimber.
(2) Prices per ton are rounded to the nearest dollar. Delivered timber sales price includes contract logging and hauling costs.
(3) Excludes value of timber reservations, which retained 0.1 million tons of merchantable inventory with a mix of 49% of sawtimber for the quarter ended March 31, 2020. There was no timber reservation for the prior year quarter.

(4) Large dispositions are sales of blocks of timberland properties in one or several transactions with the objective to generate proceeds to fund capital allocation priorities. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land’s timber production value. Such dispositions are infrequent in nature, are not part of core operations, and would cause material variances in comparative results if not reported separately.

(5) Includes 1% from lump-sum sales in 2019.
(6) Represents properties owned by Triple T Joint Venture in which CatchMark owns a 21.6% equity interest; and Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest. CatchMark serves as the manager for both of these joint ventures.

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
ADJUSTED EBITDA BY SOURCE (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2020	2019
Timber sales	$18,166	$16,551
Other revenue	1,052	1,090
(-) Contract logging and hauling costs	(7,277)	(7,356)
(-) Forestry management expenses	(1,834)	(1,734)
(-) Land rent expense	(124)	(142)
(-) Other operating expenses	(1,636)	(1,644)
(+) Stock-based compensation	115	88
(+/-) Other	145	407
Harvest EBITDA	8,607	7,260

Timberland sales	4,779	2,090
(-) Cost of timberland sales	(3,422)	(1,560)
(+) Basis of timberland sold	3,161	1,427
Real estate EBITDA	4,518	1,957

Asset management fees	2,975	2,842
Unconsolidated Dawsonville Bluffs joint venture EBITDA	(88)	573
Investment management EBITDA	2,887	3,415

Total operating EBITDA	16,012	12,632

(-) General and administrative expenses	(7,267)	(3,363)
(+) Stock-based compensation	1,757	571
(+) Interest income	46	30
(+) Post-employment benefits	2,286	—
(+/-) Other	55	292
Corporate EBITDA	(3,123)	(2,470)

Adjusted EBITDA	$12,889	$10,162

Exhibit 99.1
CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CASH AVAILABLE FOR DISTRIBUTION (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended March 31,
	2020	2019
Cash Provided by Operating Activities	$11,259	$5,247
Capital expenditures (excluding timberland acquisitions)	(2,712)	(1,259)
Working capital change	(3,512)	38
Distributions from unconsolidated joint ventures	400	796
Post-employment benefits	2,286	—
Interest paid under swaps with other-than-insignificant financing element	(340)	—
Other	34	110
Cash Available for Distribution (1)	$7,415	$4,932

Adjusted EBITDA	$12,889	$10,162
Interest paid	(3,250)	(4,372)
Capital expenditures (excluding timberland acquisitions)	(2,712)	(1,259)
Distributions from unconsolidated joint ventures	400	975
Adjusted EBITDA from unconsolidated joint ventures	88	(574)
Cash Available for Distributions (1)	$7,415	$4,932

Dividends / distributions paid	$6,648	$6,578

Weighted-average shares outstanding, end of period	48,989	49,063

Dividends per Share	$0.135	$0.135

(1) Cash Available for Distribution (CAD) is a non-GAAP financial measure. It is calculated as cash provided by operating activities, adjusted for capital expenditures (excluding timberland acquisitions), working capital changes, cash distributions from unconsolidated joint ventures and certain cash expenditures that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business activities.